EXHIBIT 99.1

OneSpaWorld Reports Second Quarter 2019 Financial Results

2Q revenues increased 4% year over year

2Q net income attributable to OneSpaWorld increased 36% year over year

2Q adjusted net income increased 15% year over year

NASSAU, Bahamas—(BUSINESS WIRE)— OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its second quarter ended June 30, 2019.

Second Quarter 2019 Highlights:

•	Total revenues increased 4% to $140 million compared to $135 million in the second quarter of fiscal 2018.

•	Net income attributable to OneSpaWorld increased 36% to $3.6 million compared to $2.7 million in the second quarter of fiscal 2018.

•	Adjusted net income increased 15% to $8.4 million compared to $7.3 million in the second quarter of fiscal 2018.

•

Adjusted net income per diluted share is $0.12 based on 72.0 million diluted shares outstanding. Adjusted EBITDA increased 3% to $15.0 million compared to $14.6 million in the second quarter of fiscal 2018.

•	Unlevered after-tax free cash flow increased 7% to $13.7 million compared to $12.8 million in the second quarter of fiscal 2018.

Year-to-Date Second Quarter 2019 Highlights:

•

Total revenues increased 5% to $278 million compared to $264 million the first six months of fiscal 2018. Adjusted net income increased 22% to $17.4 million compared to $14.3 million in the first six months of fiscal 2018.

•	Adjusted EBITDA increased 6% to $30.3 million compared to $28.5 million in the first six months of fiscal 2018.

•	Unlevered after-tax free cash flow increased 13% to $28.5 million compared to $25.3 million in the first six months of fiscal 2018.

And Following Quarter End:

•	Entered an amended agreement with P&O Cruises, which extends OneSpaWorld’s service onboard the seven vessels P&O currently operates for the next five years.

The Company’s results are reported in this press release on a GAAP basis and as adjusted non-GAAP basis. A reconciliation of GAAP to Non-GAAP financial information is provided at the end of this press release. This release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), terms for which the definition and reconciliation are presented below.

Leonard Fluxman, Executive Chairman of OneSpaWorld, commented, “We are pleased to continue the positive momentum in our business in the second quarter – highlighted by solid growth in sales, cash flow and adjusted earnings per share. Combined this led to a 92% conversion of adjusted EBITDA to unlevered after-tax free cash flow. We attribute our consistent positive performance to the strength of our competitive position, the success of our growth initiatives and the disciplined execution of our day-to-day operations. Among our accomplishments this year, both Norwegian Cruise Lines and P&O Cruises extended their agreements with us in addition to being named the exclusive health and wellness partner to Virgin Voyages’ first-ever cruise offering. We look forward to continuing our outstanding service to our cruise line and resort partners and their guests. We believe our preeminent market position in a growing industry positions us well for continued success.”

Second Quarter Ended June 30, 2019 Compared to June 30, 2018

Total revenues increased 4%, or $5.0 million, to $140.4 million compared with $135.4 million during the second quarter of fiscal 2018. The increase was driven primarily by (i) six incremental net new shipboard health and wellness centers added to the fleet of cruise line partners; (ii) a continued trend towards larger and enhanced shipboard health and wellness centers; and (iii) continued collaboration with cruise line partners. The split of revenue growth between service and product revenues was as follows:

•	Service revenues increased 4%, or $4.4 million, to $107.3 million compared with $102.8 million during the second quarter of fiscal 2018.

•	Product revenues increased 2%, or $0.6 million, to $33.1 million compared with $32.6 million during the second quarter of fiscal 2018.

Cost of services increased $2.6 million, or 3%, compared to the second quarter of fiscal 2018. The increase was primarily attributable to an increase in service revenues.

Cost of products increased $1.1 million, or 4%, compared to the second quarter of fiscal 2018. The increase was primarily attributable to an increase in product revenues and the non-cash impact of purchase price accounting adjustments related to inventory step-up in connection with the Business Combination.

Administrative expenses increased $1.5 million to $4.3 million, compared to $2.8 million in the second quarter of fiscal 2018, driven primarily by expenses incurred in support of our operations as a publicly-traded company.

Salary and payroll taxes increased $0.6 million to $4.3 million, compared to $3.7 million in the second quarter of fiscal 2018, as a result of increased headcount necessitated by being a publicly-traded company.

Amortization of intangible assets increased $3.6 million to $4.5 million, compared to $0.9 million in the second quarter of fiscal 2018, primarily due to the impact of purchase price accounting adjustments in connection with the Business Combination.

Other income (expense), net decreased $4.3 million to an expense of $4.3 million, compared to an expense of $8.6 million in the second quarter of fiscal 2018, primarily due to lower interest expense related to the new debt financing in connection with the Business Combination compared to the pre-existing debt in the second quarter of fiscal 2018.

(Benefit) Provision for income taxes decreased $0.9 million to a benefit of $0.7 million, compared to a provision of $0.1 million in the second quarter of fiscal 2018. The tax benefit in the second quarter of 2019 was attributable to applying a negative tax rate to a lower year-to-date book pre-tax loss.

Net income attributable to OneSpaWorld was $3.6 million in the second quarter of fiscal 2019 compared to net income of $2.7 million in the second quarter of fiscal 2018.

Balance Sheet and Cash Flow Highlights

•	Cash at the end of the second quarter of fiscal 2019 was $14 million.

•	Total debt, net of deferred financing costs at the end of the second quarter of fiscal 2019 was $234 million.

•	Unlevered After-Tax Free Cash Flow for the second quarter of fiscal 2019 was $13.7 million.

Q3 2019 and Fiscal Year 2019 Guidance

For the full year, the Company is reaffirming revenue, raising slightly adjusted EBITDA and adjusted net income, updating diluted share count and reducing the outlook for capital expenditures. The Company is also introducing third quarter guidance.

For Q3 2019, OneSpaWorld expects the following:

•	Total revenues between $146 million and $151 million.

•

Adjusted net income between $8 million and $10 million, or between $0.11 and $0.13 per diluted share, based on 72.0 million diluted shares outstanding as of June 30, 2019. The diluted share count includes the 6.6 million deferred shares to be issued to Haymaker and Steiner Leisure as part of the purchase consideration in connection with the Business Combination once certain milestones are met.

•	Earnings per diluted share between $0.04 and $0.06, based on 72.0 million diluted shares outstanding as of June 30, 2019.

•	Adjusted EBITDA between $15 million and $17 million.

•	Capital expenditures between $0.6 million and $1.0 million.

For Fiscal Year 2019, OneSpaWorld expects the following:

•	Total revenues between $570 million and $575 million.

•	Adjusted net income between $32 million and $36 million, or between $0.45 and $0.50 per diluted share, based on 71.8 million diluted shares outstanding as of June 30, 2019.

•	Loss per basic and diluted share between $(0.65) and $(0.60), based on 61.1 million basic shares outstanding as of June 30, 2019.

•	Adjusted EBITDA between $58 million and $63 million.

•	Capital expenditures between $3 million and $5 million.

Conference Call Details

A conference call to discuss the second quarter fiscal 2019 financial results is scheduled for Wednesday, August 7, 2019, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 855-327-6837 (international callers please dial 631-891-4304) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations and by dialing 844-512-2921 and entering the access code 10007143. The conference call replay will be available from 1:00 p.m. Eastern Time on Wednesday, August 7, 2019 until 12:00 p.m. Eastern Time on Wednesday August 14, 2019. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished spas offer guests a comprehensive suite of premium health, fitness, beauty and wellness services, treatments, and products currently onboard 164 cruise ships and at 69 destination resorts around the world. OneSpaWorld holds the leading market position within the fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, and a history of service and product innovation that has enhanced its guests’ health, fitness, beauty, and wellness while vacationing for over 50 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor (“OSW”), comprised of direct and indirect subsidiaries of Steiner Leisure Ltd. (“Steiner”), and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW the predecessor, whose historical results have become the historical results of OneSpaWorld. The operating results presented for the current quarter and year-to-date period reflect the operating results of all the businesses acquired in the Business Combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer; and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
			$	%				$	%
	2019	2018	Inc/(Dec)	Inc/(Dec)	2019 (1)		2018	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$107,285	$102,845	$4,440	4%	$213,278		$200,891	$12,387	6%
Product revenues	33,145	32,550	595	2%	64,618		63,398	1,220	2%

Total revenues	140,430	135,395	5,035	4%	277,896		264,289	13,607	5%

COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	90,642	88,092	2,550	3%	179,864		171,270	8,594	5%
Cost of products	28,604	27,535	1,069	4%	56,151		54,601	1,550	3%
Administrative	4,346	2,796	1,550	55%	9,361		5,081	4,280	84%
Salary and payroll taxes	4,249	3,680	569	15%	54,813		7,507	47,306	630%
Amortization of intangible assets	4,491	893	3,598	403%	5,828		1,760	4,068	231%

Total cost of revenues and operating expenses	132,332	122,996	9,336	8%	306,017		240,219	65,798	27%

Income (loss) from operations	8,098	12,399	(4,301)	-35%	(28,121)		24,070	(52,191)	-217%

OTHER INCOME (EXPENSE), NET:
Interest expense	(4,271)	(8,780)	4,509	-51%	(11,144)		(16,139)	4,995	-31%
Loss on extinguishment of debt	—	—	—	—	(3,413)		—	(3,413)	—
Interest income	—	205	(205)	-100%	—		205	(205)	-100%
Other income (expense)	—	14	(14)	-100%	—		(17)	17	-100%

Total other income (expense), net	(4,271)	(8,561)	4,290	-50%	(14,557)		(15,951)	1,394	-9%

Income (loss) before (benefit) provision for income taxes	3,827	3,838	(11)	0%	(42,678)		8,119	(50,797)	-626%
(BENEFIT) PROVISION FOR INCOME TAXES	(732)	141	(873)	-619%	123		639	(516)	-81%

Net income (loss)	4,559	3,697	862	23%	(42,801)		7,480	(50,281)	-672%
Net income attributable to noncontrolling interest	950	1,044	(94)	-9%	1,732		1,944	(212)	-11%

Net income (loss) attributable to OneSpaWorld	$3,609	$2,653	$956	36%	$(44,533)		$5,536	$(50,069)	-904%

Income (loss) per share:
Basic	$0.06				$(0.31	)(2)
Diluted	$0.05				$(0.31	)(2)
Weighted average shares outstanding:
Basic	61,118				61,118
Diluted	72,047				61,118

1.

The presentation of the results of operations for the six months of fiscal year 2019 represents the sum of the results of operations for the predecessor period from January 1, 2019 to March 19, 2019 prior to the Business Combination and successor period to the Business Combination from March 20, 2019 to June 30, 2019. The Company believes this non-GAAP presentation of its results of operations for year-to-date fiscal year 2019 provides more comparability to the same period of fiscal 2018.

2.

The calculation of loss per share for year-to-date June 30, 2019 excludes the net loss of ($25,459) for the predecessor period from January 1, 2019 to March 19, 2019 prior to the Business Combination. The Company believes this non-GAAP presentation of diluted loss per share provides more comparability for the current and year-to-date successor periods to the Business Combination.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Selected Statistics
Period End Ship Count	164	160	164	160
Average Ship Count (1)	161	155	160	155
Average Weekly Revenue Per Ship	$61,317	$61,150	$60,888	$60,104
Average Revenue Per Shipboard Staff Per Day	$479	$479	$474	$473
Period End Resort Count	70	65	70	65
Average Resort Count (2)	68	61	68	58
Average Weekly Revenue Per Resort	$12,292	$14,403	$12,095	$15,057
Capital Expenditures ($ thousands)	$1,243	$1,581	$1,760	$2,936

	Forecasted
	Q3 2019	FY 2019
Period End Ship Count	163	170
Average Ship Count (1)	162	161
Period End Resort Count	69	67
Average Resort Count (2)	69	68
Capital Expenditures ($ millions)	$0.6 - $ 1.0	$3.0 - $5.0

1.

Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

2.

Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted Net Income, Adjusted Net Income Per Diluted Share, Adjusted EBITDA and Unlevered After-Tax Free Cash Flow.

We define Adjusted Net Income as: net (loss) income, adjusted for non-controlling interest and the impact of certain other items, including: normalized interest expense; related party adjustments; increase in depreciation and amortization expense resulting from the Business Combination; non-cash stock-based compensation; normalized tax expense; non-cash prepaid expenses and non-recurring expenses incurred in connection with the Business Combination. Adjusted Net Income Per Diluted Share is defined as Adjusted Net Income divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three and six month periods ended June 30, 2019.

We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, provision (benefit) for income taxes, depreciation and amortization and non-controlling interest, adjusted for the impact of certain other items, including: non-cash stock-based compensation expense; non-cash prepaid expenses; related party adjustments; and non-recurring expenses incurred in connection with the Business Combination. All of these other items are reported in administrative expenses in the condensed consolidated and combined statements of operations.

We define Unlevered After-Tax Free Cash Flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted Net Income, Adjusted Net Income Per Diluted Share, Adjusted EBITDA and Unlevered After-Tax Free Cash Flow have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net Income to Adjusted Net Income for the three and six months ended June 30, 2019 and 2018 and Adjusted Net Income Per Diluted Share for the three and six months ended June 30, 2019 (amounts in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Income (Loss)	$4,559	$3,697	$(42,801)	$7,480
Non-controlling Interest (a)	(950)	(1,044)	(1,732)	(1,944)
Interest Expense (b)	—	4,508	2,947	7,941
Loss on Extinguishment of Debt	—	—	3,413	—
Related Party Adjustments (c)	—	(96)	538	270
Depreciation and Amortization (d)	4,251	—	4,806	—
Change in Control Payments (e)	—	—	26,284	—
Stock-Based Compensation	—	—	20,371	—
Tax Expense (f)	(708)	—	—	—
Business Combination Costs (g)	1,285	—	3,312	—
Addback for Non-Cash Prepaid Expenses (h)	—	267	276	528

Adjusted Net Income	$8,437	$7,332	$17,414	$14,275

Adjusted Net Income Per Diluted Share	$0.12		$0.24

Diluted Weighted Average Shares Outstanding	72,047		71,796

The following table reconciles Net Income to Adjusted EBITDA and Unlevered After-Tax Free Cash Flow for the second quarter and year-to-date periods ended June 30, 2019 and 2018 (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net Income (Loss)	$4,559	$3,697	$(42,801)	$7,480
(Benefit) Provision for Income Taxes	(732)	141	123	639
Interest income	—	(205)	—	(205)
Other Expense	—	(14)	—	17
Non-controlling Interest (a)	(950)	(1,044)	(1,732)	(1,944)
Interest Expense	4,271	8,780	11,144	16,139
Loss on Extinguishment of Debt	—	—	3,413	—
Related Party Adjustments (c)	—	(96)	538	270
Depreciation and Amortization (d)	6,531	3,042	9,362	5,566
Change in Control Payments (e)	—	—	26,284	—
Stock-based Compensation	—	—	20,371	—
Business Combination Costs (g)	1,285	—	3,312	—
Addback for Non-Cash Prepaid Expenses (h)	—	267	276	528
Non-GAAP Management Adjustments (j)	—	27	—	27

Adjusted EBITDA	$14,964	$14,595	$30,290	$28,517

Capital Expenditures	(1,243)	(1,581)	(1,760)	(2,936)
Cash Taxes	—	(249)	(73)	(300)

Unlevered After-Tax Free Cash Flow	$13,721	$12,765	$28,457	$25,281

The following table reconciles expected earnings per diluted share of $0.04 to $0.06 to expected adjusted net income per diluted share of $0.11 to $0.13 for Q3 2019:

Earnings Per Diluted Share	$0.04 - $0.06

Depreciation and Amortization (d)	0.06
Business Combination Costs (g)	0.01

Adjusted Net Income Per Diluted Share	$0.11 - $0.13

The following table reconciles expected loss per basic and diluted share of $(0.65) to $(0.60) to expected adjusted net income per diluted share of $0.45 to $0.50 for fiscal year 2019:

Loss Per Basic Share	$(0.65) - $(0.60)

Interest Expense	0.04
Loss On Extinguishment of Debt	0.05
Related Party Adjustments (c)	0.01
Depreciation and Amortization (d)	0.18
Stock-based Compensation	0.29
Change in Control Payments (e)	0.37
Business Combination Costs (g)	0.07
Diluted Shares / Basic Shares Differential (i)	0.09

Adjusted Net Income Per Diluted Share	$0.45 - $0.50

a.	Non-controlling Interest refers to net income attributable to a non-controlling interest in a consolidated subsidiary of OneSpaWorld.
b.

Interest Expense refers to addback to adjust interest expense as if only the new debt financing resulting from the Business Combination was outstanding as of the beginning of the first quarter of fiscal 2018.

c.	Related Party Adjustments refers to adjustments to reflect the impact of agreements with related parties, primarily OSW Predecessor supply agreements with a wholly-owned subsidiary of Steiner Leisure.
d.	Depreciation and Amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.
e.	Change in Control Payments relates to amounts paid to OSW Predecessor executives upon consummation of the Business Combination.
f.	Tax Expense relates to the tax impact of stock-based compensation and change in control payments recorded in the first quarter of 2019.
g.	Business Combination Costs refers primarily to legal and advisory fees incurred by OneSpaWorld in connection with the Business Combination.
h.	Addback for Non-Cash Prepaid Expenses refers to non-cash expenses incurred in connection with certain contracts.
i.

Diluted Shares/Basic Shares Differential refers to the impact of using diluted shares to calculate Adjusted Net Income Per Diluted Share, instead of basic shares, which are used to calculate Loss Per Basic Share.

j.	Non-GAAP Management Adjustments refers to adjustments for certain one-time income or expenses and reflects timing discrepancies for certain cash income or expense items.

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Contacts

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

Source: OneSpaWorld Holdings Limited